 Exhibit 99.1
News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

                             For Release:  Immediately
                             Date:  August 4, 2011
                             Contact:  Clemente Teng
                             (818) 244-8080, Ext. 1141

Public Storage Reports Results for the Second Quarter Ended June 30, 2011

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the second quarter ended June 30, 2011.

Operating Results for the Three Months Ended June 30, 2011

For the three months ended June 30, 2011, net income allocable to our common shareholders was $131.5 million or $0.77 per diluted common share, compared to $60.8 million or $0.36 per diluted common share for the same period in 2010, representing an increase of $70.7 million or $0.41 per diluted common share.  This increase is due to (i) a foreign currency exchange gain of $10.5 million during the quarter ended June 30, 2011 as compared to a loss of $49.2 million for the same period in 2010, (ii) improved operations of our Same Store Facilities (discussed below) and our non same store facilities and (iii) increased equity in earnings and interest and other income from Shurgard Europe, due primarily to Shurgard Europe’s acquisition of its joint venture partner’s interests on March 2, 2011 (discussed below), partially offset by a $9.8 million increase in Emerging Issues Task Force D-42 (“EITF D-42”) charges related to the redemption of our preferred securities, including our equity share from PS Business Parks, Inc. (“PSB”).

Revenues for the Same Store Facilities (see table below) increased 4.0% or $14.2 million in the quarter ended June 30, 2011 as compared to the same period in 2010, primarily due to a 1.4% increase in average occupancy and a 2.2% increase in realized rent per occupied square foot.  Cost of operations for the Same Store Facilities remained flat in the quarter ended June 30, 2011 as compared to the same period in 2010.  Net operating income for our Same Store Facilities increased 6.2% or $14.5 million in the quarter ended June 30, 2011 as compared to the same period in 2010.

Operating Results for the Six Months Ended June 30, 2011

For the six months ended June 30, 2011, net income allocable to our common shareholders was $279.6 million or $1.64 per diluted common share, compared to $95.6 million or $0.56 per diluted common share for the same period in 2010, representing an increase of $184.0 million or $1.08 per diluted common share.  This increase is due to (i) a foreign currency exchange gain of $41.7 million during the six months ended June 30, 2011 as compared to a loss of $84.0 million for the same period in 2010, (ii) improved operations of our Same Store Facilities (discussed below) and our non same store facilities, (iii) increased equity in earnings and interest and other income from Shurgard Europe, due primarily to Shurgard Europe’s acquisition of its joint venture partner’s interests on March 2, 2011 (discussed below) and (iv) a $19.0 million reduction in EITF D-42 charges related to the redemption of our equity securities, including our equity share from PSB.

Revenues for the Same Store Facilities (see table below) increased 3.7% or $26.2 million in the six months ended June 30, 2011 as compared to the same period in 2010, primarily due to a 1.7% increase in average occupancy and a 1.7% increase in realized rent per occupied square foot.  Cost of operations for the Same Store Facilities remained flat in the six months ended June 30, 2011 as compared to the same period in 2010.  Net operating income for our Same Store Facilities increased 5.8% or $26.6 million in the six months ended June 30, 2011 as compared to the same period in 2010.

Funds from Operations

For the three months ended June 30, 2011, funds from operations (“FFO”) was $1.39 per common share on a diluted basis as compared to $0.92 per diluted common share for the same period in 2010, representing an increase of $0.47 per diluted common share or 51.1%.

For the three months ended June 30, 2011, FFO was impacted by (i) a foreign currency exchange gain of $10.5 million (compared to a loss of $49.2 million for the same period in 2010), (ii) a $15.9 million charge related to our redemption of preferred shares in applying EITF D-42 (compared to a $6.1 million charge for the same period in 2010, including our equity share from PSB) and (iii) incremental general and administrative expenses associated with the acquisition of real estate facilities totaling $0.9 million (compared to $1.6 million for the same period in 2010).

For the three months ended June 30, 2010, FFO was further impacted by a $1.5 million impairment of real estate and other assets.

For the six months ended June 30, 2011, FFO was $2.88 per common share on a diluted basis as compared to $1.69 per diluted common share for the same period in 2010, representing an increase of $1.19 per diluted common share or 70.4%.

For the six months ended June 30, 2011, FFO was impacted by (i) a foreign currency exchange gain of $41.7 million (compared to a loss of $84.0 million for the same period in 2010), (ii) a $12.9 million net charge related to our redemptions of preferred shares, including our equity share from PSB, in applying EITF D-42 (compared to $31.9 million due to our redemptions of preferred shares, including our equity share from PSB, and our redemption of our Equity Shares, Series A for the same period in 2010) and (iii) incremental general and administrative expense associated with the acquisition of real estate facilities totaling $1.1 million (compared to $1.6 million for the same period in 2010).

For the six months ended June 30, 2010, FFO was further impacted by a $2.5 million impairment of real estate and other assets.

The following table provides a summary of the per-share impact of the items noted above:

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Percentage Change	2011	2010	Percentage Change

FFO per diluted common share prior to adjustments for the following items	$1.43	$1.27	12.6%	$2.71	$2.41	12.4%

Foreign currency exchange gain (loss)	0.06	(0.29)		0.25	(0.50)
Application of EITF D-42 to the redemption of our securities and our equity share from PSB	(0.09)	(0.04)		(0.07)	(0.19)
Incremental general and administrative expenses resulting from property acquisitions	(0.01)	(0.01)		(0.01)	(0.01)
Impairment of long-lived assets	-	(0.01)		-	(0.02)

FFO per diluted common share, as reported	$1.39	$0.92	51.1%	$2.88	$1.69	70.4%

FFO is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations – Same Store Facilities

The Same Store Facilities represent those 1,931 facilities that are stabilized and owned since January 1, 2009 and therefore provide meaningful comparisons for 2009, 2010 and 2011.  The following table summarizes the historical operating results of these 1,931 facilities (121.6 million net rentable square feet) that represent approximately 94% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2011.

Selected Operating Data for the Same Store Facilities (1,931 Facilities):	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Percentage Change	2011	2010	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$352,801	$340,378	3.6%	$697,141	$674,532	3.4%
Late charges and administrative fees collected	19,052	17,259	10.4%	37,649	34,019	10.7%
Total revenues (a)	371,853	357,637	4.0%	734,790	708,551	3.7%

Cost of operations:
Property taxes	40,054	39,075	2.5%	81,306	79,307	2.5%
Direct property payroll	25,230	24,605	2.5%	50,810	49,454	2.7%
Media advertising	3,291	6,463	(49.1)%	7,289	11,768	(38.1)%
Other advertising and promotion	6,738	6,568	2.6%	12,444	11,617	7.1%
Utilities	8,503	7,918	7.4%	18,487	17,504	5.6%
Repairs and maintenance	10,976	10,631	3.2%	21,680	23,624	(8.2)%
Telephone reservation center	2,485	2,893	(14.1)%	4,976	5,672	(12.3)%
Property insurance	2,530	2,571	(1.6)%	4,991	4,938	1.1%
Other costs of management (a)	22,151	21,559	2.7%	47,400	45,860	3.4%
Total cost of operations (a)	121,958	122,283	(0.3)%	249,383	249,744	(0.1)%

Net operating income (b)	$249,895	$235,354	6.2%	$485,407	$458,807	5.8%

Gross margin	67.2%	65.8%	2.1%	66.1%	64.8%	2.0%
Weighted average for the period:
Square foot occupancy (c)	92.3%	91.0%	1.4%	91.1%	89.6%	1.7%
Realized annual rent per occupied square foot (d) (f)	$12.58	$12.31	2.2%	$12.59	$12.38	1.7%
REVPAF (e) (f)	$11.61	$11.20	3.7%	$11.47	$11.10	3.3%

Weighted average at June 30:
Square foot occupancy				93.1%	91.7%	1.5%
In place annual rent per occupied square foot (g)				$13.74	$13.55	1.4%
Total net rentable square feet (in thousands)				121,582	121,582	-

a)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” principally represents all the indirect costs incurred in the operations of the facilities, consisting principally of supervisory costs and corporate overhead cost.

b)
Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results.  NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c)	Square foot occupancies represent weighted average occupancy levels over the entire period.

d)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts, which reduce rental income from the contractual amounts due.

e)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

f)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue.

g)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2011	$362,937	$371,853
2010	$350,914	$357,637	$368,589	$364,074	$1,441,214

Total cost of operations (in 000’s):
2011	$127,425	$121,958
2010	$127,461	$122,283	$120,461	$101,417	$471,622

Property taxes (in 000’s):
2011	$41,252	$40,054
2010	$40,232	$39,075	$38,954	$25,076	$143,337

Media advertising (in 000’s):
2011	$3,998	$3,291
2010	$5,305	$6,463	$3,084	$-	$14,852

Other advertising and promotion (in 000’s):
2011	$5,706	$6,738
2010	$5,049	$6,568	$5,542	$4,918	$22,077

REVPAF:
2011	$11.33	$11.61
2010	$10.99	$11.20	$11.51	$11.38	$11.27

Weighted average realized annual rent per occupied square foot for the period:
2011	$12.62	$12.58
2010	$12.45	$12.31	$12.65	$12.79	$12.55

Weighted average square foot occupancy levels for the period:
2011	89.8%	92.3%
2010	88.3%	91.0%	91.0%	89.0%	89.8%

Shurgard Europe

We own a 49% equity interest in Shurgard Europe, with the remaining 51% equity interest owned by an institutional investor.  We account for our investment in Shurgard Europe under the equity method. At June 30, 2011, Shurgard Europe had an interest in 188 facilities (10 million net rentable square feet) located in seven Western European countries.

As previously announced, we loaned approximately $238 million to Shurgard Europe to finance its March 2, 2011 acquisition of its JV partner’s 80% interest in two joint ventures.  This loan bore interest at a fixed rate of 7.0% per annum and was denominated in U.S. Dollars.  On June 15, 2011, our joint venture partner in Shurgard Europe effectively purchased 51% of the loan from us for approximately $121.3 million, and the loan was effectively exchanged for an interest in Shurgard Europe.

Included in our funds from operations from Shurgard Europe was approximately $6.7 million and $8.7 million for the three and six months ended June 30, 2011, respectively, due to the acquisition of the 80% interest and our loan to Shurgard Europe.  On a pro forma basis, assuming our joint venture partner had funded its 51% of the loan on March 2, 2011 instead of June 15, 2011, these amounts would have been $3.3 million and $4.3 million for the three and six months ended June 30, 2011, respectively.

Our €357.6 million loan ($514.6 million at June 30, 2011) to Shurgard Europe matures on March 31, 2013, and accrues interest at 9.0% per annum.  We received principal payments on this loan totaling €16.1 million ($22.3 million) in the six months ended June 30, 2011.  The loan is denominated in Euros, and currently is not hedged for future currency exchange fluctuations; accordingly, the amount of U.S. Dollars that will be received on repayment will depend upon the currency exchange rates at the time.  The timing of future early principal payments will depend on Shurgard Europe’s available cash flow from operations or financing and its alternative uses.

Investing Activities

During the three months ended June 30, 2011, we acquired a facility (133,000 net rentable square feet) located in New York for total consideration of approximately $18 million.  In connection with this acquisition, we assumed approximately $10 million of debt.  In July 2011 we acquired two facilities (145,000 net rentable square feet), one in California and another in Florida, for an aggregate of approximately $23 million.

Also during the three months ended June 30, 2011, we completed the conversion of a self-storage facility that was previously used for commercial operations at a cost of approximately $5 million.  The facility contains 132,000 net rentable square feet and is located in the Los Angeles market.

On June 30, 2011, we acquired the Hughes Family’s interests in 18 limited partnerships for an aggregate of $13.3 million.  In addition, on June 30, 2011, we entered into merger agreements to acquire the partnership interests we do not currently own in five publicly held partnerships for an aggregate of $154.3 million ($54.6 million in cash for interests held by the Hughes Family, and $99.7 million for interests held by third parties, either in cash or stock at the option of the limited partners).   Public Storage and the Hughes Family together control the vote, and affirmatively voted for the transaction, which does not require the approval of the other limited partners.  While there can be no assurance, the transaction is expected to close in August, 2011.

Capital Activities

During the three months ended June 30, 2011, we issued 15,000,000 depositary shares at $25.00 per depositary share, with each depositary share representing 1/1,000 of a 6.5% Cumulative Preferred Share of Beneficial Interest, Series Q.  The offering resulted in net proceeds of approximately $364 million.

During the three months ended June 30, 2011, we redeemed all of our 7.25% Cumulative Preferred Share of Beneficial Interest, Series I, for a total of $517.5 million, excluding payment of accrued dividends, and recorded an allocation of income pursuant to EITF D-42 to the holders of these shares of approximately $15.9 million.

On July 22, 2011, we called for redemption all outstanding depositary shares representing interest in our 7.25% Cumulative Preferred Share of Beneficial Interest, Series K for an aggregate of $424.8 million, excluding accrued dividends.   In the quarter ending September 30, 2011, we expect to record an allocation of income pursuant to EITF D-42 to the holders of these shares of approximately $13 million.

On July 26, 2011, we issued 19,500,000 depositary shares at $25.00 per depositary share, with each depositary share representing 1/1,000 of a 6.35% Cumulative Preferred Share of Beneficial Interest, Series R.  The offering resulted in net proceeds of approximately $473 million.

Distributions Declared

On August 4, 2011, our Board of Trustees declared a regular common dividend of $0.95 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on September 29, 2011, to shareholders of record as of September 14, 2011.

Second Quarter Conference Call

A conference call is scheduled for Friday, August 5, 2011 at 10:00 a.m. (PDT) to discuss the second quarter ended June 30, 2011 earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 82231381).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through August 12, 2011 by calling (855) 859-2056 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 82231381.

About Public Storage

Public Storage, a member of the S&P 500, The Forbes Global 2000 and FT Global 500, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At June 30, 2011, the Company had interests in 2,054 self-storage facilities located in 38 states with approximately 130 million net rentable square feet in the United States and 189 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 21.9 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at June 30, 2011.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in Public Storage’s filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Form 10-Q for the period ended June 30, 2011 expected to be filed on or before August 9, 2011, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the  regulatory  environment  as well as national, state,  and local laws and  regulations  including,  without  limitation,  those governing REITs;  risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising  capital at a reasonable cost; delays in the development process;  and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE SELECTED INCOME STATEMENT DATA (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Self-storage rental income	$395,378	$373,536	$780,513	$737,609
Ancillary operations	28,891	27,077	55,806	52,235
Interest and other income (a)	10,575	7,032	18,343	15,248
	434,844	407,645	854,662	805,092
Expenses:
Cost of operations:
Self-storage facilities	129,790	127,694	265,176	260,034
Ancillary operations	9,597	9,539	18,511	17,969
Depreciation and amortization	89,186	84,879	177,728	169,596
General and administrative (b)	12,593	10,081	26,828	20,158
Interest expense	5,933	7,278	12,917	14,617
	247,099	239,471	501,160	482,374
Income from continuing operations before equity in earnings of real estate entities, foreign currency exchange gain (loss), (loss) gain on disposition of real estate investments, gain on early retirement of debt and asset impairment charges	187,745	168,174	353,502	322,718
Equity in earnings of real estate entities (c)	12,770	8,788	26,486	18,749
Foreign currency exchange gain (loss)	10,496	(49,204)	41,748	(84,047)
(Loss) gain on disposition of real estate investments	(70)	63	128	396
Gain on early retirement of debt	-	283	-	283
Asset impairment charges	-	(1,338)	-	(1,949)
Income from continuing operations	210,941	126,766	421,864	256,150
Discontinued operations	-	4,410	(355)	4,943
Net income	210,941	131,176	421,509	261,093
Net income allocable to noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	-	(1,813)	-	(3,625)
Other noncontrolling interests in subsidiaries	(4,497)	(4,325)	(8,957)	(8,469)
Net income allocable to Public Storage shareholders	$206,444	$125,038	$412,552	$248,999
Allocation of net income to Public Storage shareholders:
Preferred shareholders, based upon distributions paid	$58,639	$58,879	$116,256	$116,987
Preferred shareholders, based on redemptions	15,899	5,063	15,899	5,063
Equity Shares, Series A, based upon distributions paid	-	-	-	5,131
Equity Shares, Series A, based on redemptions	-	-	-	25,746
Restricted share units	391	259	823	497
Common shareholders	131,515	60,837	279,574	95,575
	$206,444	$125,038	$412,552	$248,999
Per common share:
Net income per share – Basic	$0.78	$0.36	$1.65	$0.57
Net income per share – Diluted	$0.77	$0.36	$1.64	$0.56
Weighted average common shares – Basic	169,492	168,804	169,404	168,641
Weighted average common shares – Diluted	170,401	169,629	170,392	169,470

(a)
Included in interest and other income for the three and six months ended June 30, 2011 is $1.7 million received from our joint venture partner for funding our joint venture partner’s 51% pro rata share of Shurgard Europe’s $238 million cost to acquire 80% interests in two joint ventures, from March 2, 2011 through June 15, 2011.

(b)
General and administrative expense for the three and six months ended June 30, 2011 includes approximately $3.4 million and $5.7 million, respectively, in compensation expense related to a 2011 performance-based restricted share unit plan.

(c)
Equity in earnings of real estate entities increased in the three and six months ended June 30, 2011 as compared to the same periods for 2010, due primarily to Shurgard Europe’s acquisition of an 80% interest in two joint ventures on March 2, 2011. In addition, equity in earnings of real estate entities increased in the six months ended June 30, 2011 as compared to the same period for 2010, due to a $4.0 million increase representing our equity share of PSB’s application of EITF D-42.

PUBLIC STORAGE SELECTED BALANCE SHEET DATA
	June 30, 2011 (unaudited)	December 31, 2010
	(Amounts in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$144,487	$456,252
Marketable securities	-	102,279
Operating real estate facilities:
Land and buildings, at cost	10,683,292	10,587,347
Accumulated depreciation	(3,227,804)	(3,061,459)
	7,455,488	7,525,888
Construction in process	8,531	6,928
	7,464,019	7,532,816

Investment in real estate entities (a)	733,054	601,569
Goodwill	174,634	174,634
Intangible assets, net	33,958	42,091
Loans receivable from real estate entities (b)	630,606	495,229
Other assets	91,578	90,463
Total assets	$9,272,336	$9,495,333
LIABILITIES AND EQUITY
Notes payable	$449,519	$568,417
Accrued and other liabilities	227,869	205,769
Total liabilities	677,388	774,186

Redeemable noncontrolling interests in subsidiaries	12,325	12,213

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized, 480,690 shares issued (in series) and outstanding (486,390 at December 31, 2010), at liquidation preference	3,253,527	3,396,027
Common Shares of beneficial interest, $0.10 par value, 650,000,000 shares authorized, 169,507,379 shares issued and outstanding (169,252,819 at December 31, 2010)	16,952	16,927
Paid-in capital	5,518,738	5,515,827
Accumulated deficit	(237,689)	(236,410)
Accumulated other comprehensive income (loss)	1,666	(15,773)
Total Public Storage shareholders’ equity	8,553,194	8,676,598
Equity of permanent noncontrolling interests in subsidiaries	29,429	32,336
Total equity	8,582,623	8,708,934
Total liabilities and equity	$9,272,336	$9,495,333

(a)	Increase from December 31, 2010 to June 30, 2011 includes a $116.7 million loan receivable from Shurgard Europe which was effectively exchanged for an equity interest in Shurgard Europe.

(b)	Loans receivable from real estate entities at June 30, 2011 includes $116.0 million receivable from PSB and $514.6 million receivable from Shurgard Europe.

Shurgard Europe Same Store Selected Operating Data

A facility included in Shurgard Europe’s Same Store Pool for the three months ended March 31, 2011 is no longer comparable to prior periods and has been removed.  The Shurgard Europe Same Store Pool presented below represents those 150 facilities that are wholly-owned and have been operated by Shurgard Europe at a stabilized occupancy level since January 1, 2009 and therefore provide meaningful comparisons for 2009, 2010 and 2011. We account for our investment in Shurgard Europe on the equity method of accounting; accordingly, our pro-rata share of the operating results for these facilities is included in “equity in earnings of real estate entities” on our income statement.

Selected Operating Data for the 150 facilities operated by Shurgard Europe on a stabilized basis since January 1, 2009: (unaudited)	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010(a)	Percentage Change	2011	2010 (a)	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates)
Revenues:
Rental income	$46,928	$46,533	0.8%	$91,601	$90,565	1.1%
Late charges and administrative fees collected	868	817	6.2%	1,718	1,537	11.8%
Total revenues (b)	47,796	47,350	0.9%	93,319	92,102	1.3%

Cost of operations:
Property taxes	2,629	2,231	17.8%	5,058	4,698	7.7%
Direct property payroll	6,301	6,175	2.0%	11,770	11,653	1.0%
Advertising and promotion	1,890	1,322	43.0%	3,250	2,872	13.2%
Utilities	988	833	18.6%	2,322	2,115	9.8%
Repairs and maintenance	1,302	1,243	4.7%	3,029	2,397	26.4%
Property insurance	264	316	(16.5)%	524	613	(14.5)%
Other costs of management	7,647	8,035	(4.8)%	15,300	15,759	(2.9)%
Total cost of operations (b)	21,021	20,155	4.3%	41,253	40,107	2.9%

Net operating income (excluding depreciation and amortization)(c)	$26,775	$27,195	(1.5)%	$52,066	$51,995	0.1%

Gross margin	56.0%	57.4%	(2.4)%	55.8%	56.5%	(1.2)%
Weighted average for the period:
Square foot occupancy (d)	85.7%	85.3%	0.5%	85.4%	85.4%	-
Realized annual rent per occupied square foot (e) (g)	$27.79	$27.69	0.4%	$27.22	$26.91	1.2%
REVPAF (f) (g)	$23.82	$23.62	0.8%	$23.25	$22.98	1.2%

Weighted average at June 30:
Square foot occupancy				86.4%	86.0%	0.5%
In place annual rent per occupied square foot (h)				$30.32	$29.57	2.5%
Total net rentable square feet (in thousands)				7,881	7,881	-

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.438	1.438	-	1.402	1.402	-
Actual historical exchange rates	1.438	1.273	13.0%	1.402	1.329	5.5%

(a)
For comparative purposes, these amounts are presented on a constant exchange rate basis.   The amounts for the three and six months ended June 30, 2010 have been restated using the actual exchange rate for the same periods in 2011.

(b)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities.  Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

(c)
Net operating income (before depreciation and amortization) or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(e)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

(f)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

(g)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds from Operations (a) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Amounts in thousands, except per share data)
Computation of Funds from Operations (“FFO”) allocable to Common Shares:
Net Income	$210,941	$131,176	$421,509	$261,093
Add back – depreciation and amortization	89,186	84,879	177,728	169,596
Add back – depreciation from unconsolidated real estate investments	17,638	14,987	34,426	30,307
Add back – depreciation and amortization included in Discontinued Operations	-	326	11	495
Eliminate – loss (gain) on sale of real estate investments	70	(63)	(128)	(396)
Eliminate – (gain) loss on sale of real estate included in Discontinued Operations	-	(4,650)	253	(5,087)
Eliminate – gain on our share of PSB’s sale of real estate	-	-	-	(2,112)
Consolidated FFO allocable to our equity holders	317,835	226,655	633,799	453,896
Less: allocations of FFO to noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	-	(1,813)	-	(3,625)
Other noncontrolling equity interests in subsidiaries	(4,983)	(4,668)	(9,912)	(9,265)
Consolidated FFO allocable to Public Storage shareholders	312,852	220,174	623,887	441,006
Less: allocations of FFO to:
Preferred shareholders, based upon distributions paid	(58,639)	(58,879)	(116,256)	(116,987)
Preferred shareholders, based on redemptions	(15,899)	(5,063)	(15,899)	(5,063)
Restricted share unitholders	(691)	(551)	(1,419)	(1,157)
Equity Shares, Series A, based upon distributions paid	-	-	-	(5,131)
Equity Shares, Series A, based on redemptions	-	-	-	(25,746)
Remaining FFO allocable to Common Shares (a)	$237,623	$155,681	$490,313	$286,922
Weighted average shares and FFO per share:
Regular common shares	169,492	168,804	169,404	168,641
Weighted average share options outstanding using treasury method	909	825	988	829
Weighted average common shares for purposes of computing fully-diluted FFO per common share	170,401	169,629	170,392	169,470
FFO per diluted common share (a)	$1.39	$0.92	$2.88	$1.69

(a)
Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds Available for Distribution (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Amounts in thousands)
Computation of Funds Available for Distribution (“FAD”):
FFO allocable to Common Shares (a)	$237,623	$155,681	$490,313	$286,922
Add: Non-cash share-based compensation expense	6,751	3,171	11,821	5,803
Eliminate: Non-cash asset impairment charges	-	1,536	-	2,544
Eliminate: Non-cash foreign currency exchange (gain) loss	(10,496)	49,204	(41,748)	84,047
Eliminate: Non-cash allocations of FFO pursuant to redemptions of equity, including our equity share from PSB	15,899	6,112	12,882	31,858
Less: Aggregate capital expenditures	(32,418)	(32,190)	(44,292)	(37,002)

Funds available for distribution (“FAD”) (b)	$217,359	$183,514	$428,976	$374,172

Distribution to common shareholders (c)	$161,029	$135,126	$296,536	$244,665

Distribution payout ratio (b)	74.1%	73.6%	69.1%	65.4%

(a)
Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.   FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b)
Funds available for distribution (“FAD”) represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of share-based compensation expense, (iii) non-cash allocations to or from preferred equity holders or holders of the Equity Shares, Series A, less (iv) capital expenditures to maintain our facilities and (v) elimination of any gain or loss on foreign currency exchange.  The distribution payout ratio is computed by dividing the distribution paid by FAD.  FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT.  FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends.  FAD does not take into consideration required principal payments on debt.  Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(c)
Common shareholders received dividends of $0.95 and $1.75 per common share for the three and six months ended June 30, 2011, respectively, as compared to $0.80 and $1.45 per common share for the same periods in 2010.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Net Operating Income to
Consolidated Data of the Company
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Amounts in thousands)
Revenues for:
Same Store Facilities	$371,853	$357,637	$734,790	$708,551
Other facilities (a)	23,525	15,899	45,723	29,058

Self-storage revenues (b)	395,378	373,536	780,513	737,609
Self-storage cost of operations for:
Same Store Facilities	121,958	122,283	249,383	249,744
Other facilities (a)	7,832	5,411	15,793	10,290

Self-storage cost of operations (b)	129,790	127,694	265,176	260,034
Net operating income for:
Same Store Facilities	249,895	235,354	485,407	458,807
Other facilities (a)	15,693	10,488	29,930	18,768

Consolidated net operating income (c)	265,588	245,842	515,337	477,575
Ancillary revenues	28,891	27,077	55,806	52,235
Interest and other income	10,575	7,032	18,343	15,248
Ancillary cost of operations	(9,597)	(9,539)	(18,511)	(17,969)
Depreciation and amortization	(89,186)	(84,879)	(177,728)	(169,596)
General and administrative expense	(12,593)	(10,081)	(26,828)	(20,158)
Interest expense	(5,933)	(7,278)	(12,917)	(14,617)
Equity in earnings of real estate entities	12,770	8,788	26,486	18,749
Foreign currency exchange gain (loss)	10,496	(49,204)	41,748	(84,047)
Gain (loss) on disposition of real estate investments, net	(70)	63	128	396
Gain on early retirement of debt	-	283	-	283
Asset impairment charges	-	(1,338)	-	(1,949)
Discontinued operations	-	4,410	(355)	4,943
Consolidated net income of the Company	$210,941	$131,176	$421,509	$261,093

(a)
We consolidate the operating results of 105 additional self-storage facilities that are not Same Store Facilities. Included in the tables above for the three and six months ended June 30, 2011, are $740,000 and $1,167,000, respectively, in revenues, and $294,000 and $470,000, respectively,  in cost of operations, for seven self-storage facilities added since January 1, 2011.

(b)	Self-storage revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.

(c)
We present net operating income or “NOI”, which is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and amortization expense.  Although depreciation and amortization is a component of GAAP net income, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, segment performance, and comparing period-to-period and market-to-market property operating results. In addition, the investment community utilizes NOI in determining real estate values, and does not consider depreciation expense as it is based upon historical cost.  NOI is not a substitute for net operating income after depreciation and amortization in evaluating our operating results.